Exhibit 99.1

PRESS RELEASE

For release: Contact:	May 11, 2015 Media Stephen Ries Senior Corporate Counsel (610) 668-3270 sries@global-indemnity.com

Global Indemnity plc Reports First Quarter 2015 Financial Results.

Dublin, Ireland (May 11, 2015) – Global Indemnity plc (NASDAQ:GBLI) today reported net income for the three months ended March 31, 2015 of $6.8 million or $0.26 per share. As of March 31st, book value per share was $36.02, an increase of 0.4% compared to book value per share of $35.86 at December 31, 2014.

Selected Operating and Balance Sheet Data (Dollars in millions, except per share data)

	For the Three Months Ended March 31,
	2015	2014

Gross Premiums Written	$142.9	$77.2
Net Premiums Written	$126.1	$72.9

Net income	$6.8	$8.8
Net income per share	$0.26	$0.35

Operating income	$8.8	$9.8
Operating income per share	$0.34	$0.39

Combined ratio analysis:
Loss ratio	54.7	57.1
Expense ratio	37.9	39.2

Combined ratio	92.6	96.3

	As of March 31, 2015	As of December 31, 2014

Book value per share	$36.02	$35.86
Shareholders’ equity	$926.8	$908.3
Cash and invested assets(1)	$1,782.3	$1,611.8

(1)	Including receivable/(payable) for securities sold/(purchased)

Cynthia Y. Valko, Chief Executive Officer, commented: “The first quarter of 2015 is the start of an exciting new chapter for Global Indemnity. In addition to Global’s specialty commercial lines and reinsurance product offerings, the American Reliable acquisition, which closed January 1, both broadens our underwriting competencies and expands our distribution relationships enabling us to now provide specialty and agricultural products to the personal lines segment. After three months, the operating and financial impact of the acquisition on our consolidated results is significant. For the first quarter of 2015: Net Written Premiums increased 73% over the comparable prior year period, Operating Income increased 45% (before acquisition costs), and the combined ratio improved to 92.6%. Over the next 24 months, as Global’s and American Reliable’s operations are more fully integrated, we anticipate that additional revenue and expense synergies will emerge, which will further enhance our overall profitability.”

About Global Indemnity plc and its subsidiaries

Global Indemnity plc (NASDAQ:GBLI), through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, provides both admitted and non-admitted specialty property and casualty insurance coverages and individual policyholder coverages in the United States, as well as reinsurance worldwide. Global Indemnity plc’s three primary segments are:

•	United States Based Commercial Lines Operations

•	United States Based Personal Lines Operations

•	Bermuda Based Reinsurance Operations

For more information, visit the Global Indemnity plc website at http://www.globalindemnity.ie.

Forward-Looking Information

The forward-looking statements contained in this press release1 do not address a number of risks and uncertainties. Investors are cautioned that Global Indemnity’s actual results may be materially different from the estimates expressed in, or implied, or projected by, the forward looking statements. Factors that could cause actual results to differ materially from those contemplated in the forward-looking statements include, but are not limited to, the risk that there may be difficulties in integrating the businesses of American Reliable, which could result in a failure to realize the potential benefits of the acquisition, the risk that the transaction proves disruptive to the operations of American Reliable or Global Indemnity, the risk that American Reliable’ s or Global Indemnity’s prospective insurance premiums, investment yield, or net earnings are less than anticipated (including as a result of unexpected events, competition, costs, charges or outlays whether as a consequence of the transaction or otherwise). The foregoing review of factors that could cause actual financial or operating performance to differ materially from expectations is not exhaustive. Please see Global Indemnity’s filings with the Securities and Exchange Commission for a discussion of additional risks and uncertainties which could impact the company and for a more detailed explication regarding forward-looking statements.

Disseminated pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

Global Indemnity plc’s Combined Ratio for the Three Months Ended March 31, 2015 and 2014

The combined ratio is a key measure of insurance profitability. The components comprising the combined ratio are as follows:

	Three Months Ended March 31,
	2015	2014
Loss Ratio:
Current Accident Year
Excluding Catastrophes	48.5	50.4
Catastrophes	8.9	9.8

Current Accident Year	57.4	60.2
Changes to Prior Accident Year	(2.7)	(3.1)

Loss Ratio – Calendar Year	54.7	57.1
Expense Ratio	37.9	39.2

Combined Ratio	92.6	96.3

For the three months ended March 31st, the calendar year loss ratio improved by 2.4 points to 54.7 in 2015 from 57.1 in 2014.

Calendar year results for the three months ended March 31, 2015 include a 2.7 point improvement in the loss ratio related to prior accident years, which was primarily driven by lower than expected severity in property lines.

For the three months ended March 31, 2015, the current accident year loss ratio was 57.4 compared to 60.2 for the same period in 2014. Excluding catastrophes, the current accident year loss ratio improved by 1.9 points, from 50.4 in 2014 to 48.5 in 2015.

•	The current accident year property loss ratio increased 0.5 points to 55.1 in 2015 from 54.6 in 2014.

•	The current accident year casualty loss ratio improved by 5.6 points to 65.8 in 2015 from 71.4 in 2014.

Global Indemnity plc’s Gross and Net Premiums Written Results by Segment

	Three Months Ended March 31,
	Gross Premiums Written		Net Premiums Written
	2015	2014	2015	2014
Commercial Lines Operations	$49,793	$52,992	$45,622	$48,656
Personal Lines Operations	73,211	—	60,656	—
Reinsurance Operations	19,865	24,205	19,826	24,205

Total	$142,869	$77,197	$126,104	$72,861

Commercial Lines Operations: For the three months ended March 31, 2015, gross premiums written and net premiums written both decreased 6% compared to the same period in 2014. The decrease is primarily the result of reducing property concentration exposure in the small business book.

Personal Lines Operations: Personal lines is a new segment for the Company resulting from the acquisition of American Reliable during the first quarter of 2015.

Gross premiums written include $10.1 million of business that is currently written by American Reliable Insurance Company but was not included as part of the acquisition. This premium is 100% ceded to insurance entities owned by the former parent. Net premiums written increased by 2.0% compared to the same period in 2014.

Reinsurance Operations: For the three months ended March 31, 2015, gross premiums written and net premiums written both decreased 18%, compared to the same period in 2014. The decrease in gross and net premiums written is due to competition in the property catastrophe reinsurance marketplace.

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Note: Tables Follow

GLOBAL INDEMNITY PLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended March 31,
	2015	2014

Gross premiums written	$142,869	$77,197

Net premiums written	$126,104	$72,861

Net premiums earned	$127,337	$67,544
Net investment income	8,241	8,284
Net realized investment losses	(2,970)	(813)
Other income	552	168

Total revenues	133,160	75,183

Net losses and loss adjustment expenses	69,619	38,572
Acquisition costs and other underwriting expenses	48,258	26,485
Corporate and other operating expenses	11,540	2,961
Interest expense	505	191

Income before income taxes	3,238	6,974
Income tax benefit	(3,556)	(1,849)

Net income (1)	$6,794	$8,823

Weighted average shares outstanding – basic	25,449	25,123

Weighted average shares outstanding – diluted	25,642	25,279

Net income per share – basic	$0.27	$0.35

Net income per share – diluted	$0.26	$0.35

Combined ratio analysis: (2)
Loss ratio	54.7	57.1
Expense ratio	37.9	39.2

Combined ratio	92.6	96.3

(1)	Excluding the acquisition expenses of American Reliable Insurance Company, net income would have been $12.2 million
(2)	The loss ratio, expense ratio and combined ratio are GAAP financial measures that are generally viewed in the insurance industry as indicators of underwriting profitability. The loss ratio is the ratio of net losses and loss adjustment expenses to net premiums earned. The expense ratio is the ratio of acquisition costs and other underwriting expenses to net premiums earned. The combined ratio is the sum of the loss and expense ratios.

GLOBAL INDEMNITY PLC

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	(Unaudited) March 31, 2015	December 31, 2014
ASSETS
Fixed Maturities:
Available for sale securities, at fair value (amortized cost: 2015 – $1,560,440 and 2014 – $1,272,948)	$1,577,337	$1,283,475
Equity securities:
Available for sale, at fair value (cost: 2015 – $100,818 and 2014 – $99,297)	121,456	122,048
Other invested assets:
Available for sale securities, at fair value (cost: 2015 – $28,887 and 2014 – $33,174)	29,992	33,663

Total investments	1,728,785	1,439,186

Cash and cash equivalents	67,142	58,823
Restricted Cash	—	113,696
Premiums receivable, net	96,814	56,586
Reinsurance receivables, net	145,581	125,718
Funds held by ceding insurers	23,794	25,176
Deferred federal income taxes	25,910	20,250
Deferred acquisition costs	39,228	25,238
Intangible assets	38,694	17,636
Goodwill	7,011	4,820
Prepaid reinsurance premiums	39,800	4,725
Receivable for securities sold	—	60
Federal income taxes receivable	2,023	3,139
Other assets	59,118	34,980

Total assets	$2,273,900	$1,930,033

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$770,119	$675,472
Unearned premiums	283,385	120,815
Ceded balances payable	12,509	2,800
Contingent commissions	11,953	12,985
Margin borrowing facility	207,245	174,673
Payable for securities purchased	13,595	—
Other liabilities	48,310	34,998

Total liabilities	1,347,116	1,021,743

Shareholders’ equity:
Ordinary shares, $0.0001 par value, 900,000,000 ordinary shares authorized; A ordinary shares issued: 16,743,896 and 16,331,577 respectively; A ordinary shares outstanding: 13,667,782 and 13,266,762, respectively; B ordinary shares issued and outstanding: 12,061,370 and 12,061,370, respectively	3	3
Additional paid-in capital	527,286	519,590
Accumulated other comprehensive income, net of taxes	27,705	23,384
Retained earnings	473,511	466,717
A ordinary shares in treasury, at cost: 3,076,114 and 3,064,815 shares, respectively	(101,721)	(101,404)

Total shareholders’ equity	926,784	908,290

Total liabilities and shareholders’ equity	$2,273,900	$1,930,033

GLOBAL INDEMNITY PLC

SELECTED INVESTMENT DATA

(Dollars in millions)

	Market Value as of
	(Unaudited) March 31, 2015	December 31, 2014

Fixed maturities	$1,577.3	$1,283.5
Cash and cash equivalents	67.1	172.5

Total bonds and cash and cash equivalents	1,644.4	1,456.0
Equities and other invested assets	151.5	155.7

Total cash and invested assets, gross	1,795.9	1,611.7
Receivable/payable for securities sold (purchased)	(13.6)	0.1

Total cash and invested assets, net	$1,782.3	$1,611.8

(Unaudited) Three Months Ended March 31, 2015 (a)

Net investment income	$8,241

Net realized investment losses	(2,970)
Net change in unrealized investment gains / losses	4,597

Net realized and unrealized investment returns	1,627

Total investment return	$9,868

Total investment return % annualized	2.2%

Average total cash and invested assets	$1,764,110

(a)	Amounts in this table are shown on a pre-tax basis.

GLOBAL INDEMNITY PLC

SUMMARY OF OPERATING INCOME

(Unaudited)

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended March 31,
	2015	2014

Operating income	$8,818	$9,764
Adjustments:
Net realized investment (losses), net of tax	(2,024)	(941)

Total after-tax adjustments	(2,024)	(941)

Net income	$6,794	$8,823

Weighted average shares outstanding – basic	25,449	25,123

Weighted average shares outstanding – diluted	25,642	25,279

Operating income per share – basic	$0.35	$0.39

Operating income per share – diluted	$0.34	$0.39

Note Regarding Operating Income

Operating income, a non-GAAP financial measure, is equal to net income excluding after-tax net realized investment gains (losses). Operating income is not a substitute for net income determined in accordance with GAAP, and investors should not place undue reliance on this measure.